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                                                                    EXHIBIT 11.1



                             ECO SOIL SYSTEMS, INC.
                  STATEMENT RE: COMPUTATION OF PER SHARE DATA
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                            1994       1995       1996         1996       1997
                                          -------    -------    -------      -------    -------
Net Income (loss)                         $(2,816)   $(1,836)   $(4,193)     $(2,431)   $   829
Average common shares
 outstanding                                3,563      4,213      5,815        5,056     11,266
Net effect of dilutive common
 share equivalents based on the
 treasury stock method                       --         --         --           --        3,075
Adjustments to reflect
 requirements of the Securities
 and Exchange Commission
 (Effect of SAB 83)                           994        994        994          994       --
                                          -------    -------    -------      -------    -------
Adjusted shares outstanding                 4,557      5,207      6,809        6,050     14,341
                                          =======    =======    =======      =======    =======
Net Income (loss) per share               $ (0.62)   $ (0.35)   $ (0.62)      $(0.40)   $  0.06
                                          =======    =======    =======      =======    =======